                                                                       Exhibit A

SAFEWAY 401(k) PLAN & TRUST

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2002 AND 2001, SUPPLEMENTAL
SCHEDULE AS OF DECEMBER 31, 2002 AND
INDEPENDENT AUDITORS' REPORT

SAFEWAY 401(k) PLAN & TRUST

TABLE OF CONTENTS

                                                                                                                 PAGE
INDEPENDENT AUDITORS' REPORT                                                                                       1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001:

   Statements of Net Assets Available for Benefits                                                                 2
   Statements of Changes in Net Assets Available for Benefits                                                      3
   Notes to Financial Statements                                                                                  4-7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2002 -

   Form 5500, Schedule H, Part IV, Line 4i - Supplemental Schedule of Assets
     Held for Investment Purposes                                                                                  8

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415)783-4000
Fax: (415)783-4329
www.deloitte.com

                                                        [DELOITTE & TOUCHE LOGO]

INDEPENDENT AUDITORS' REPORT

Safeway Benefit Plans Committee
  and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Plan & Trust (the "Plan") as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes as of December 31, 2002 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCH LLP

June 20, 2003

--------
DELOITTE
Touche
Tohmatsu
--------

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)

                                                                                               2002            2001
                                                                                               ----            ----
ASSETS:
  Investments at fair value:
    Mutual funds                                                                            $ 325,526       $ 294,467
    Safeway common stock                                                                      179,475         337,898
    Short-term investment funds                                                                72,853          42,910
    Participant loans                                                                          29,810          27,081
                                                                                            ---------       ---------
           Total                                                                              607,664         702,356

  Investments at contract value -
    guaranteed investment contracts                                                           287,154         239,348
                                                                                            ---------       ---------
           Total investments                                                                  894,818         941,704
                                                                                            ---------       ---------
  Due from broker for securities sold                                                             601           2,549
                                                                                            ---------       ---------
           Total assets                                                                       895,419         944,253

LIABILITIES:
  Due to broker for securities purchased                                                          649             990
  Accrued administrative expenses                                                                 551               -
                                                                                            ---------       ---------
           Total liabilities                                                                    1,200             990
                                                                                            ---------       ---------
NET ASSETS AVAILABLE FOR BENEFITS                                                           $ 894,219       $ 943,263
                                                                                            =========       =========


See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)

                                                                                             2002              2001
                                                                                             ----              ----
ADDITIONS TO NET ASSETS AVAILABLE FOR
  BENEFITS:
  Investment (loss) income:
    Net depreciation in fair value of
      investments                                                                         $(203,280)       $ (196,710)
    Interest and dividends                                                                    25,097            22,185
                                                                                           ---------         ---------
           Total investment loss                                                           (178,183)         (174,525)
  Participant contributions                                                                   96,439            87,777
                                                                                           ---------         ---------
           Total                                                                            (81,744)          (86,748)
                                                                                           ---------         ---------

DEDUCTIONS FROM NET ASSETS AVAILABLE
  FOR BENEFITS:
  Benefits paid to participants                                                             (65,429)          (77,766)
  Management and custodial fees                                                              (2,298)           (1,241)
                                                                                           ---------         ---------
           Total                                                                            (67,727)          (79,007)
                                                                                           ---------         ---------
TRANSFER OF NET ASSETS FROM MERGED
  PLANS (Note 1)                                                                             100,427            70,522
                                                                                           ---------         ---------
NET DECREASE                                                                                (49,044)          (95,233)
NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                                          943,263         1,038,496
                                                                                           ---------         ---------
  End of year                                                                              $ 894,219         $ 943,263
                                                                                           =========         =========


See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001


1.    DESCRIPTION OF THE PLAN

      The following description of Safeway 401(k) Plan & Trust (the "Plan"), is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan's provisions. The following description reflects all Plan amendments through December 31, 2002.

      GENERAL - The Plan is a defined contribution plan which generally covers all employees of Safeway Inc. (the "Company") who are age 21 or older. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

      CONTRIBUTIONS - Employees may elect to contribute between 1% to 18% (25% effective April 1, 2001) of their eligible pay, up to a maximum contribution of $11,000 and $10,500 for the years ended December 31, 2002 and 2001, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Distributions after age 59 1/2 are taxed as ordinary income and are subject to withholding. Employer contributions are not permitted. During 2002 and 2001, the Company merged the net assets of the Randalls Food Markets, Inc. ESOP/401(k) Savings Plan and Dominick's Finer Food, Inc. 401(k) Retirement Plan for Nonunion Employees with the Plan, in the amount of $100,427,000 and $70,522,000, respectively.

      TRUSTEE - The trustee of the Plan was Merrill Lynch Trust Company until March 31, 2001. Effective April 1, 2001, the trustee was changed to Wells Fargo Bank, N.A. The recordkeeper is Merrill Lynch Howard Johnson & Company.

      INVESTMENT OPTIONS - Participants may direct their contributions to any one or combination of nine investment funds, as elected by the participant. Participants may change their investment options on a daily basis.

      VESTING - Participants are fully vested in their account at all times.

      PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contribution and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant's total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

      PARTICIPANT LOANS - Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 5 years (4 years effective April 1, 2001), except loans used to purchase a primary residence which may have terms up to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant's account and bear interest at the prime rate as published in the Wall Street Journal on the first business day of each week in which the loan originated, plus 1%. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee quarterly for the term of the loan. At December
      31, 2002 and 2001, respectively, there were 7,579 and 5,817 loans outstanding with interest rates ranging from 5.75% to 10.50%.

      PAYMENT OF BENEFITS - Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (to the extent invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or
      (c) receive a series of payments over a period of years not to exceed the participant's life expectancy if such balance exceeds $5,000. If a participant's balance is less than $5,000, the participant must receive an immediate lump sum distribution.

      PLAN TERMINATION - Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.    SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF ACCOUNTING - The financial statements of the Plan are prepared using the accrual method of accounting.

      INVESTMENT VALUATION AND INCOME RECOGNITION - The Plan's investments are stated at fair value, except for guaranteed investment contracts, which are stated at contract value in accordance with Department of Labor reporting requirements for Form 5500 (see Note 4 for the fair value and the method of its determination for guaranteed investment contracts). The fair values of the Plan's other investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

      PAYMENT OF BENEFITS - Benefits are recorded when paid.

      USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

      The estimated fair value of guaranteed investment contracts presented in
      Note 4 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

      RECLASSIFICATIONS - Certain reclassifications have been made to prior years' financial statements in order to conform with the current year's presentation.

      INCOME TAXES - The Internal Revenue Service issued a Determination Letter dated April 3, 1995 stating that the Plan and related trust, as then designed, satisfied the requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the administrator and the tax counsel for the Plan believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code, and as of the financial statement date, the Plan was qualified and the related trust was tax-exempt. Therefore, no provision for income taxes has been included in the Plan's financial statements.

3.    INVESTMENTS

      The fair values (or contract values) of individual investments that represented 5% or more of the Plan's net assets at December 31, 2002 and 2001 were as follows (in thousands):

                                                                                         2002            2001
                                                                                         ----            ----
Safeway Common Stock                                                                   $179,475        $337,898
Merrill Lynch S&P 500 Index Fund                                                        149,619         177,716
PIMCO Total Return Fund Class A                                                          80,271               -
Guaranteed Investment Contract - CDC-IXIS WR-1027-01                                     62,592          56,986
Guaranteed Investment Contract - State Street Bank #97044                                56,827          51,545
Guaranteed Investment Contract - Monumental MDA                                          55,848
SEI Stable Asset Fund                                                                    70,167


      During the years ended December 31, 2002 and 2001, net depreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

                                                                                        2002             2001
                                                                                        ----             ----
Mutual funds                                                                         $ (72,927)       $ (34,318)
Common stock                                                                          (130,353)        (162,392)
                                                                                     ---------        ---------
Total                                                                                $(203,280)       $(196,710)
                                                                                     =========        =========


4.    GUARANTEED INVESTMENT CONTRACTS

      The Plan maintains guaranteed investment contracts with insurance companies. The insurance companies were selected based on fiscal safety and soundness, insurance rating, and rate return. The Plan is not aware of any event or occurrence that would impair the value of these investments. At December 31, 2002 and 2001, there were no valuation reserves.

      The guaranteed investment contracts are recorded in the financial statements at contract value in accordance with annual reporting requirements of the Department of Labor Form 5500. Such contract values were $287,154,000 and $239,348,000 at December 31, 2002 and 2001. The fair values of guaranteed investment contracts are estimated by independent investment managers using contract value at maturity discounted to the present value based on current yields of financial instruments with similar maturities. The estimated fair value at December 31, 2002 and 2001 were $372,886,000 and $287,808,000, respectively.

      The average yield on guaranteed investment contracts for the years ended December 31, 2002 and 2001 was 5.76% and 6.37%. The average crediting interest rate was 5.90% and 6.49% at December 31, 2002 and 2001.

5.    PARTY-IN-INTEREST TRANSACTIONS

      The Plan's investments include Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

      Certain Plan investments are managed by Merrill Lynch Howard Johnson & Company. As Merrill Lynch Howard Johnson & Company provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch Howard Johnson & Co. for recordkeeping was $2,215,059 and $837,379 in 2002 and 2001, respectively.

6.    SUBSEQUENT EVENT

      In January and February 2003, the net assets of the Genuardi's Family Markets, LP Retirement Savings Plan merged with the Plan. As a result, $30,321,000 of net assets available for benefits were transferred into the Plan. Following the Merger, the Genuardi's Family Markets Plan was terminated.

                                ******

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4I - SUPPLEMENTAL SCHEDULE
OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2002 (IN THOUSANDS)

                       ASSET NAME                                                                                CURRENT
                    AND DESCRIPTION                                                                               VALUE
                    ---------------                                                                               -----
    Guaranteed Investment Contracts:
      Allstate GA-6268, 7.80%                                                                                   $  6,106
      Bank of America 002-126, 5.73%                                                                              20,178
      CDC-IXIS WR-1027-01, 5.73%                                                                                  62,592
      Canada Life 46099, 6.02%                                                                                    10,920
      John Hancock #14921, 7.86%                                                                                  12,876
      John Hancock #15092, 7.00%                                                                                  12,298
      Monumental ADA #00660FR, 7.45%                                                                               9,830
      Monumental MDA #00389TR, 5.73%                                                                              55,848
      Monumental SV-04240-Q, 5.90%                                                                                 5,235
      Pacific Life G-26682.01, 5.44%                                                                              10,565
      State Street Bank #97044, 5.73%                                                                             56,827
      Principle Life 4-20469-2, 6.40%                                                                             16,979
      Travelers GR-17783, 7.00%                                                                                    6,900

    Short Term Investment Funds:
      SEI Stable Asset Fund, #190-783, 5.34%                                                                      70,167
      STIF Wells Fargo EBT, 1.47%                                                                                  2,686

*   Safeway Common Stock (7,683,009 shares)                                                                      179,475

*   Merrill Lynch S&P 500 Index Fund Class A (13,905,084 units)                                                  149,619
    TCW Galileo Small Cap Growth Fund (1,304,940 units)                                                           12,867
    PIMCO Total Return Fund Class A (7,523,084 units)                                                             80,271
    Alliance Premier Growth Fund Class A (1,330,405 units)                                                        18,280
    State Street Research Aurora Fund (1,308,528 units)                                                           33,760
    Alliance Growth and Income Fund Class A (6,996,507 units)                                                     18,190
    ING Pilgrim International Value Fund (1,218,527 units)                                                        12,539
    Safeway 401(k) Pooled Loan (7,579 loans, interest rates
      ranging from 5.75% to 10.50%)                                                                               29,810
                                                                                                                --------

    TOTAL                                                                                                       $894,818
                                                                                                                ========


    * Represents a party-in-interest transaction.



                                      -8-